Exhibit 2.1

SECURITIES EXCHANGE AGREEMENT

by and among

Realco International, Inc.,

PEERLOGIX TECHNOLOGIES, INC.

and

THE SHAREHOLDERS OF

PEERLOGIX TECHNOLOGIES, INC.

Dated as of August 14, 2015

ARTICLE I Exchange of Securities	1
1.1. Securities Exchange.	1
1.2. Closing.	2
ARTICLE II Representations and Warranties of the SHAREHOLDERS	2
2.1. Good Title.	2
2.2. Organization.	2
2.3. Power and Authority.	2
2.4. No Conflicts.	3
2.5. Litigation.	3
2.6. No Finder’s Fee.	3
2.7. Purchase Entirely for Own Account.	3
2.8. Available Information.	3
2.9. Non-Registration.	3
2.10. Restricted Securities.	4
2.11. Legends.	4
2.12. Additional Legend.	4
ARTICLE III Representations and Warranties of PEERLOGIX	4
3.1. Organization, Standing and Power.	5
3.2. Subsidiaries; Equity Interests.	5
3.3. Capital Raise.	5
3.4. Capital Structure.	5
3.5. Authority; Execution and Delivery; Enforceability.	6
3.6. No Conflicts; Consents.	6
3.7. Taxes.	6
3.8. Litigation.	6
3.9. Compliance with Applicable Laws.	7
3.10. Brokers.	7
3.11. Contracts.	7
3.12. Financial Statements.	7
ARTICLE IV Representations and Warranties of Realco	7
4.1. Organization, Standing and Power.	8
4.2. Subsidiaries; Equity Interests.	8
4.3. Capital Structure.	8
4.4. Authority; Execution and Delivery; Enforceability.	9
4.5. No Conflicts; Consents.	9
4.6. Taxes.	9
4.7. Benefit Plans.	10
4.8. Litigation.	10
4.9. Compliance with Applicable Laws.	10
4.10. Contracts.	11
4.11. Title to Properties.	11
4.12. Intellectual Property.	11
4.13. Labor Matters.	11
4.14. SEC Documents; Undisclosed Liabilities.	11
4.15. Share Exchange With Affiliates and Employees.	12

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4.16. Application of Takeover Protections.	12
4.17. Absence of Certain Changes or Events.	12
4.18. Certain Registration Matters.	13
4.19. Quotation and Maintenance Requirements; DTC Eligibility.	13
4.20. Disclosure.	14
4.21. Information Supplied.	14
4.22. No Undisclosed Events, Liabilities, Developments or Circumstances.	14
4.23. No Additional Agreements.	14
ARTICLE V Closing Deliverables	14
5.1. Realco’s Closing Deliverables.	14
5.2. PeerLogix and the Shareholders Closing Deliverables.	16
ARTICLE VI	17
6.1. Conduct of Business by Realco and Peerlogix	17
ARTICLE VII Covenants	19
7.1. Blue Sky Laws.	19
7.2. Fees and Expenses.	20
7.3. Filing of Super 8-K.	20
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER	20
8.1. Termination	20
8.2. Notice of Termination	21
8.3. Fees and Expenses	21
8.4. Extension/Waiver	21
ARTICLE IX Miscellaneous	21
9.1. Notices.	21
9.2. Amendments; Waivers; No Additional Consideration.	22
9.3. Replacement of Securities.	23
9.4. Remedies.	23
9.5. Independent Nature of Shareholders’ Obligations and Rights.	23
9.6. Limitation of Liability.	23
9.7. Interpretation.	24
9.8. Severability.	24
9.9. Counterparts; Facsimile Execution.	24
9.10. Entire Agreement; Third Party Beneficiaries.	24
9.11. Governing Law.	24
9.12. Assignment.	24

Annex A     Schedule of Securities Exchanged

Annex B     Definitions

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SECURITIES EXCHANGE AGREEMENT

This SECURITIES EXCHANGE AGREEMENT (this “Agreement”), dated as of August 14, 2015, is by and among Realco International, Inc., a Nevada corporation (“Realco”), PeerLogix Technologies, Inc., a Delaware corporation (“PeerLogix”), and the shareholders of PeerLogix identified on Annex A hereto (each, a “Selling Shareholder” and together the “Selling Shareholders”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex B hereto.

BACKGROUND

A.         PeerLogix has outstanding the securities listed in Annex A (the “PeerLogix Securities”), all of which are held by the Selling Shareholders. Each Shareholder is the record and beneficial owner of the PeerLogix Securities set forth opposite such Shareholder’s name Annex A hereto. Each Selling Shareholder has agreed to transfer all of his, her or its (hereinafter “its”) PeerLogix Securities in exchange for newly issued shares of Common Stock, $0.00001 par value per share, of Realco (the “Realco Stock”) that will, in the aggregate, constitute 17,050,002 issued and outstanding capital stock of Realco on a fully diluted basis as of and immediately after the Closing, assuming completion of a 4.04 for 1 forward stock split of Realco Stock and the retirement of 18,000,000 pre-split shares of Realco Stock by a Realco shareholder. The number of shares of Realco Stock to be received by each Selling Shareholder or its designee is listed opposite each such Selling Shareholder’s name in Annex A. The aggregate number of shares of Realco Stock that is reflected on Annex A is referred to herein as the “Shares.”

B.         The Board of Directors and shareholders of Realco and the Board of Directors and Selling Shareholders of PeerLogix have determined that it is desirable to affect this plan of reorganization and securities exchange.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Exchange of Securities

1.1.         Securities Exchange.

On the Effective Date (as hereinafter defined), each Selling Shareholder shall sell, transfer, convey, assign and deliver to Realco its PeerLogix Securities free and clear of all liens, in exchange for the Realco Stock listed in Annex A opposite such Shareholder’s name.

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1.2.         Closing.

The closing (the “Closing”) of the transactions contemplated hereby (the “Share Exchange”) shall take place on the execution date hereof (the “Closing Date”) remotely via electronic exchange of documents and signatures.

1.3         Effective Date.

The Share Exchange shall become effective on such date (the "Effective Date") as the Articles of Share Exchange, as required under Nevada law (the “Articles of Share Exchange”) is filed with and accepted by the Secretary of State of the State of Nevada or at such later time as is specified in the Articles of Share Exchange. As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Share Exchange as more fully described in Article V, below,, the Parties will file an Articles of Share Exchange with the Secretary of State of the State of Nevada and make all other filings or recordings required by Nevada law in connection with the Share Exchange. On the Effective Date, PeerLogix shall become a wholly owned subsidiary of Realco.

ARTICLE II
Representations and Warranties of the Shareholders

Each of the Selling Shareholders hereby severally (and not jointly) represents and warrants to Realco with respect to itself, as follows.

2.1.            Good Title.

The Selling Shareholder is the record and beneficial owner, and has good title to its PeerLogix Securities, with the right and authority to sell and deliver such PeerLogix Securities. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Realco as the new owner of such PeerLogix Securities in the applicable securities registers of PeerLogix, Realco will receive good title to such PeerLogix Securities, free and clear of all Liens.

2.2.            Organization.

The Selling Shareholder, if an entity, is duly organized and validly existing in its jurisdiction of organization.

2.3.            Power and Authority.

The Selling Shareholder has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by the Selling Shareholder to enter into this Agreement and to carry out the Share Exchange have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Selling Shareholder, enforceable against the Selling Shareholder in accordance with the terms hereof.

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2.4.            No Conflicts.

The execution and delivery of this Agreement by the Selling Shareholder and the performance by the Selling Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Selling Shareholder; and (c) will not violate or breach any contractual obligation to which the Selling Shareholder is a party.

2.5.            Litigation.

There is no pending proceeding against the Selling Shareholder that involves the PeerLogix Securities or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Share Exchange and, to the knowledge of the Selling Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.6.            No Finder’s Fee.

The Selling Shareholder has not created any obligation for any finder, investment banker or broker’s fee in connection with the Share Exchange that are not payable entirely by the Selling Shareholder.

2.7.            Purchase Entirely for Own Account.

The Selling Shareholder is acquiring the Shares proposed to be acquired hereunder for investment for its own account and not with a view to the resale or distribution of any part thereof, and the Selling Shareholder has no present intention of selling or otherwise distributing the Shares, except in compliance with applicable securities laws.

2.8.            Available Information.

The Selling Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Realco and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Realco Stock.

2.9.            Non-Registration.

The Selling Shareholder understands that the Shares have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Selling Shareholder’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Shares in accordance with Realco’s charter documents or the laws of its jurisdiction of incorporation.

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2.10.        Restricted Securities.

The Selling Shareholder understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Selling Shareholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder is being affected in reliance upon an exemption from registration afforded under Section 4(a)(2) of the Securities Act for Share Exchange by an issuer not involving a public offering. The Selling Shareholder further acknowledges that if the Shares are issued to the Selling Shareholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Selling Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.11.        Legends.

It is understood that the Realco Stock will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.12.        Additional Legend.

Additionally, the Realco Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

ARTICLE III
Representations and Warranties of PeerLogix

Subject to the exceptions set forth in the PeerLogix Disclosure Letter (regardless of whether or not the PeerLogix Disclosure Letter is referenced below with respect to any particular representation or warranty), PeerLogix represents and warrants to Realco and the Shareholders as follows.

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3.1.            Organization, Standing and Power.

PeerLogix and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on PeerLogix and its subsidiaries taken as a whole, a material adverse effect on the ability of PeerLogix to perform its obligations under this Agreement or on the ability of PeerLogix to consummate the Share Exchange (a “PeerLogix Material Adverse Effect”).

3.2.            Subsidiaries; Equity Interests.

The PeerLogix Disclosure Letter lists each subsidiary of PeerLogix and its jurisdiction of organization. All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and non-assessable and are as of the date of this Agreement owned by PeerLogix or by another subsidiary unless otherwise indicated on the PeerLogix Disclosure Letter.

3.3.            Capital Raise. On or prior to closing, PeerLogix shall raise capital of at least $800,000 from the issuance of its common stock to investors (the “PPO”). All of such investors shall agree to exchange their respective shares of PeerLogix for shares of Realco at the Closing.

3.4.            Capital Structure.

The authorized capitalization of PeerLogix consists of 25,000,000 shares of common stock, 17,050,002 of which are issued and outstanding and which does not include (i) 1,050,000 warrants issued to investors that are each exercisable into one (1) share of PeerLogix common stock at a price of $.60 per share; and (ii) 50,000 warrants issued to the Placement Agent and its affiliates (the “PA Warrants”), that are exercisable into an aggregate of 50,000 shares of PeerLogix common stock and warrants to purchase 50,000 additional shares of PeerLogix common stock at a price of $.60 per share. The 1,050,000 warrants issued to investors will automatically convert upon the closing of the reorganization contemplated hereunder into warrants to purchase 1,050,000 shares of Realco Stock at a price of $.60 per share. The 50,000 PA Warrants will automatically convert upon the closing of the reorganization contemplated hereunder into 50,000 Realco warrants (the “Realco PA Warrants”). The Realco PA Warrants will be exercisable into an aggregate of 50,000 shares of Realco Stock and warrants to purchase 50,000 additional shares of Realco stock at a price of $.60 per share. Except as set forth above or in the PeerLogix Disclosure Letter, no shares of common stock or other voting securities of PeerLogix are issued, reserved for issuance or outstanding. All outstanding securities of PeerLogix and each of its subsidiaries are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws, the PeerLogix Constituent Instruments or any Contract to which PeerLogix is a party or otherwise bound. As of the date of this Agreement, except as set forth above or in the PeerLogix Disclosure Letter, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which PeerLogix or any of its subsidiaries is a party or by which any of them is bound.

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3.5.            Authority; Execution and Delivery; Enforceability.

PeerLogix has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Share Exchange. The execution and delivery by PeerLogix of this Agreement and the consummation by PeerLogix of the Share Exchange have been duly authorized and approved by the Board of Directors of PeerLogix and no other corporate proceedings on the part of PeerLogix are necessary to authorize this Agreement and the Share Exchange. When executed and delivered, this Agreement will be enforceable against PeerLogix in accordance with its terms.

3.6.            No Conflicts; Consents.

(a)                The execution and delivery by PeerLogix of this Agreement does not, and the consummation of the Share Exchange and compliance with the terms hereof will not, conflict with, or result in any violation of or default under, any provision of (i) the PeerLogix Constituent Instruments or the comparable charter or organizational documents of any of its subsidiaries, (ii) any Contract to which PeerLogix or any of its subsidiaries is a party or to which any of their respective properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 3.6(b), any material judgment, order or decree or material law applicable to PeerLogix or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a PeerLogix Material Adverse Effect.

(b)               Except as set forth in the PeerLogix Disclosure Letter, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to PeerLogix or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Share Exchange.

3.7.            Taxes.

PeerLogix and each of its subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a PeerLogix Material Adverse Effect.

3.8.            Litigation.

Except as set forth in the PeerLogix Disclosure Letter, there is no Action against or affecting PeerLogix or any of its subsidiaries or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a PeerLogix Material Adverse Effect.

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3.9.            Compliance with Applicable Laws.

Except as set forth in the PeerLogix Disclosure Letter, PeerLogix and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a PeerLogix Material Adverse Effect. This Section 3.9 does not relate to taxes, which are the subject of Section 3.7.

3.10.            Brokers.

Except as set forth in the PeerLogix Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Share Exchange based upon arrangements made by or on behalf of PeerLogix or any of its subsidiaries.

3.11.            Contracts.

Neither PeerLogix nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a PeerLogix Material Adverse Effect.

3.12.            Financial Statements. On or before the Closing,

PeerLogix will deliver to Realco its audited financial statements for fiscal 2013 and 2014 and its unaudited financial statement for the six (6) month period ended March 31, 2015 (collectively, the “PeerLogix Financial Statements”). The PeerLogix Financial Statements shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period indicated. The PeerLogix Financial Statements shall fairly present in all material respects the financial condition and operating results of PeerLogix, as of the dates, and for the periods, indicated therein.

ARTICLE IV
Representations and Warranties of Realco

Subject to the exceptions set forth in the Realco Disclosure Letter (regardless of whether or not the Realco Disclosure Letter is referenced below with respect to any particular representation or warranty), Realco represents and warrants as follows to PeerLogix and the Shareholders.

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4.1.            Organization, Standing and Power.

Realco is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Realco, a material adverse effect on the ability of Realco to perform its obligations under this Agreement or on the ability of Realco to consummate the Share Exchange (an “Realco Material Adverse Effect”). Realco is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a Realco Material Adverse Effect. Realco has delivered to PeerLogix or its counsel true and complete copies of the Realco Charter and the Realco Bylaws.

4.2.            Subsidiaries; Equity Interests.

Realco does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

4.3.            Capital Structure.

The authorized capital stock of Realco consists of 25,000,000 shares of common stock, $0.00001 par value per share. No other class or series of capital stock is authorized or outstanding. As of the date hereof and immediately prior to the Effective Date, (a) 18,990,000 shares of Realco Stock are issued and outstanding, and (b) no shares of Realco Stock are held by Realco in its treasury. Except as set forth above, no shares of capital stock or other voting securities of Realco were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Realco are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, the Realco Charter, the Realco Bylaws or any Contract to which Realco is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Realco having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Realco Stock may vote (“Voting Realco Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Realco is a party or by which it is bound (a) obligating Realco to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Realco or any Voting Realco Debt, (b) obligating Realco to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Realco. As of the date of this Agreement, there are not any outstanding contractual obligations of Realco to repurchase, redeem or otherwise acquire any shares of capital stock of Realco. The stockholder list provided to PeerLogix or its counsel is a current stockholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the Realco’ common stock prior to the Effective Date and prior to the forward split and share redemption described in Section 5.1(f), herein.

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4.4.            Authority; Execution and Delivery; Enforceability.

The execution and delivery by Realco of this Agreement and the consummation by Realco of the Share Exchange have been duly authorized and approved by the Board of Directors of Realco and no other corporate proceedings on the part of Realco are necessary to authorize this Agreement and the Share Exchange. This Agreement constitutes a legal, valid and binding obligation of Realco, enforceable against Realco in accordance with the terms hereof.

4.5.            No Conflicts; Consents.

(a)                The execution and delivery by Realco of this Agreement does not, and the consummation of Share Exchange and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Realco under, any provision of (i) the Realco Charter or Realco Bylaws, (ii) any material Contract to which Realco is a party or to which any of its properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material Order or material Law applicable to Realco or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have an Realco Material Adverse Effect.

(b)               Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Realco in connection with the execution, delivery and performance of this Agreement or the consummation of the Share Exchange.

4.6.            Taxes.

(a)                Realco has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have an Realco Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have an Realco Material Adverse Effect.

(b)               The most recent financial statements contained in the SEC Reports reflect an adequate reserve for all Taxes payable by Realco (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Realco, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have an Realco Material Adverse Effect.

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(c)                There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Realco. Realco is not bound by any agreement with respect to Taxes.

4.7.            Benefit Plans.

Realco does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Act of 1974, as amended (“ERISA”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other benefit plan for the benefit of any current or former employees, consultants, officers or directors of Realco or any other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Realco. As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between Realco and any current or former employee, officer or director of Realco, nor does Realco have any general severance plan or policy.

4.8.            Litigation.

There is no Action against or affecting Realco or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in an Realco Material Adverse Effect. Neither Realco nor any director or officer (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.9.            Compliance with Applicable Laws.

Realco is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have an Realco Material Adverse Effect. Realco has not received any written communication during the past two years from a Governmental Entity that alleges that Realco is not in compliance in any material respect with any applicable Law. Realco is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in an Realco Material Adverse Effect. This Section 4.9 does not relate to matters with respect to Taxes, which are the subject of Section 4.6.

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4.10.        Contracts.

Except as disclosed in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Realco taken as a whole. Realco is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in an Realco Material Adverse Effect.

4.11.        Title to Properties.

Realco has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Realco has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Realco to conduct business as currently conducted. Realco has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Realco enjoys peaceful and undisturbed possession under all such material leases.

4.12.        Intellectual Property.

Realco does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights. No claims are pending or, to the knowledge of Realco, threatened that Realco is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

4.13.        Labor Matters.

There are no collective bargaining or other labor union agreements to which Realco is a party or by which it is bound. No material labor dispute exists or, to the knowledge of Realco, is imminent with respect to any of the employees of Realco.

4.14.        SEC Documents; Undisclosed Liabilities.

(a)                Realco has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC, pursuant to Sections 13(a) and 15(d) of the Exchange Act (the “SEC Reports”).

(b)               As of its respective filing date, each SEC Report complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report. Except to the extent that information contained in any SEC Report has been revised or superseded by a later SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Realco included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Realco as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

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(c)                Except as set forth in the SEC Reports, Realco has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be set forth on a balance sheet of Realco or in the notes thereto. There are no financial or contractual obligations and liabilities (including any obligations to issue capital stock or other securities) due after the date hereof. All liabilities of Realco shall have been paid off and shall in no event remain liabilities of Realco, PeerLogix or the Shareholders following the Closing.

4.15.        Transactions with Affiliates and Employees.

Except as disclosed in the SEC Reports, none of the officers or directors of Realco and, to the knowledge of Realco, none of the employees of Realco is presently a party to any transaction with Realco (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Realco, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.16.        Application of Takeover Protections.

Realco has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Realco Charter or the laws of its state of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and Realco fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholders’ ownership of the Shares.

4.17.        Absence of Certain Changes or Events.

Except as disclosed in the SEC Reports and as provided herein, from the date of the most recent financial statements contained in the SEC Reports to the date of this Agreement, Realco has conducted its business only in the ordinary course, and during such period there has not been:

(a)                any change in the assets, liabilities, financial condition or operating results of Realco from that reflected in the financial statements contained in the SEC Reports, except changes in the ordinary course of business that have not caused, in the aggregate, an Realco Material Adverse Effect;

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(b)               any damage, destruction or loss, whether or not covered by insurance, that would have an Realco Material Adverse Effect;

(c)                any waiver or compromise by Realco of a valuable right or of a material debt owed to it;

(d)               any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Realco, except in the ordinary course of business and the satisfaction or discharge of which would not have an Realco Material Adverse Effect;

(e)                any material change to a material Contract by which Realco or any of its assets is bound or subject;

(f)                any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)               any mortgage, pledge, transfer of a security interest in or lien created by Realco with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair Realco’ ownership or use of such property or assets;

(h)               any loans or guarantees made by Realco to or for the benefit of its employees, officers or directors, or any Shareholders of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(i)                 any declaration, setting aside or payment or other distribution in respect of any of Realco’ capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Realco;

(j)                 any alteration of Realco’ method of accounting or the identity of its auditors;

(k)               any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Realco stock option plans; or

(l)                 any arrangement or commitment by Realco to do any of the things described in this Section 4.17.

4.18.        Certain Registration Matters.

Except as set forth in the Realco Disclosure Letter, Realco has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Realco registered with the SEC or any other governmental authority that have not been satisfied.

4.19.        Quotation and Maintenance Requirements; DTC Eligibility.

Realco is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the requirements for continued quotation of the Realco Stock on the trading market on which the Realco Stock is currently quoted. The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the trading market on which the Realco Stock are currently quoted, and no approval of the stockholders of Realco is required for Realco to issue and deliver to the Shareholders the Shares contemplated by this Agreement.

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4.20.        Disclosure.

Realco confirms that neither it nor any person acting on its behalf has provided the Shareholders or their respective agents or counsel with any information that Realco believes constitutes material, non-public information except insofar as the existence and terms of the proposed Share Exchange hereunder may constitute such information and except for information that will be disclosed by Realco in the current report on Form 8-K (the “Super 8-K”) of Realco that will be filed with the Securities and Exchange Commission within four business days of the Effective Date. Realco understands and confirms that the Shareholders will rely on the foregoing representations and covenants in effecting transactions in securities of Realco. All of the representations and warranties set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.21.        Information Supplied.

None of the information supplied or to be supplied by Realco for inclusion in the Super 8-K will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.22.        No Undisclosed Events, Liabilities, Developments or Circumstances.

No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Realco, or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Realco under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Realco of the Realco Stock and which has not been publicly announced or will not be publicly announced in the Super 8-K.

4.23.        No Additional Agreements.

Realco does not have any agreement or understanding with the Shareholders with respect to the Share Exchange other than as specified in this Agreement.

ARTICLE V
Effective Date Deliverables

5.1.        On or before the Effective Date Realco shall undertake the following actions or otherwise deliver the following to PeerLogix:

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(a)             Issuance of Stock Certificates Representing the Shares. Realco shall cause its transfer agent to deliver the Shares to the Shareholders as specified in Annex A to this Agreement.

(b)             Name Change. In the Restated Amended Articles of Incorporation Realco shall change its name to PeerLogix, Inc. or some derivation thereof as may be requested by PeerLogix.

(c)             Forward Split. Realco shall have taken all action necessary to effectuate a forward split of the Realco Stock on a 4.04 for 1 basis, subject to the approval of FINRA.

(d)             Restated Articles of Incorporation. Realco shall have taken all action necessary to adopt the Restated Articles of Incorporation in the form attached hereto as Exhibit “B”, including a provision to increase the authorized capital stock to 100,000,000 shares of Realco Stock and 10,000,000 shares of preferred stock.

(e)             Incentive Stock Option Plan. Realco shall have adopted an incentive stock option plan that authorizes the issuance of up to 3,000,000 options to employees of Realco and its subsidiaries.

(f)             Cancellation of Restricted Shares. Captain’s Crew LLC will cancel the 18,000,000 (pre 4.04 for 1 split) shares of common stock it owns so that Realco will have 990,000 pre 4.04 for 1 split shares (3,999,600 post forward split shares) of common stock issued and outstanding at the Closing, without giving effect to the shares of common stock or warrants being issued in the PPO.

(g)             Consents. Realco shall deliver to PeerLogix any and all consents, waivers, approvals, authorizations or orders listed in Section 4.5 of the Realco Disclosure Letter.

(h)             DTC Eligibility. Realco shall deliver to PeerLogix evidence reasonably satisfactory to PeerLogix that the Realco Stock is eligible for the depository and book-entry services of The Depository Trust Company.

(i)             Secretary’s Certificate. Realco shall deliver to PeerLogix a certificate, signed by its Secretary, certifying that the attached copies of the Realco Charter, Realco Bylaws and resolutions of its Board of Directors approving this Agreement and the Share Exchange are all true, complete and correct and remain in full force and effect.

(j)             Good Standing Certificate. Realco shall deliver to PeerLogix a certificate of good standing of Realco issued by the Secretary of State of Nevada.

(k)             Resignations and Appointments. Realco shall deliver to PeerLogix (i) a letter of resignation from Jay Lasky resigning from all offices he holds with Realco and from his position as the sole director of Realco effective at the Closing; (ii) evidence of the appointment of the following persons as directors of Realco effective as of the Closing: William Gorfein, Joshua Partridge and Timothy Askew; and (iii) evidence of the appointment of the following persons as executive officers of Realco, holding the offices in parenthesis opposite their names as follows, effective as of the Closing: William Gorfein (Chief Executive Officer and Chief Financial Officer) and Joshua Partridge (Head of Business Development and Secretary).

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(l)             Payoff Letters and Releases. Realco shall deliver to PeerLogix such pay-off letters and releases relating to liabilities of Realco as PeerLogix shall request, in form and substance satisfactory to PeerLogix, so that on the Closing Date Realco will have no liabilities.

(m)             Amend Bylaws. Realco shall have taken all action necessary to amend its Bylaws to reflect a fiscal year end of September 30.

5.2.            PeerLogix and the Shareholders Deliverables.

On or before the Effective Date, PeerLogix and/or the Shareholders shall deliver the following to Realco:

(a)                Consents. PeerLogix shall deliver to Realco any and all consents, waivers, approvals, authorizations or orders listed in Section 3.6 of the PeerLogix Disclosure Letter.

(b)               Secretary’s Certificate. PeerLogix shall deliver to Realco a certificate, signed by its Secretary (or authorized director or officer), certifying that the attached copies of the PeerLogix Constituent Instruments and resolutions of the Board of Directors of PeerLogix approving this Agreement and the Share Exchange are all true, complete and correct and remain in full force and effect.

(c)                Delivery of Audit Report and Financial Statements. PeerLogix shall have completed and delivered to Realco the PeerLogix Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board.

(d)               Super 8-K. PeerLogix shall provide Realco with reasonable assurances that Realco will be able to comply with its obligation to file the Super 8-K within four (4) business days following the Effective Date containing the requisite PeerLogix Financial Statements and the requisite Form 10 disclosure regarding PeerLogix and its subsidiaries.

(e)                Share Transfer Documents. Each Shareholder shall have delivered to Realco certificate(s) representing its PeerLogix Securities, accompanied by an executed instrument of transfer and bought and sold note for transfer by the Shareholder of its PeerLogix Securities to Realco.

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ARTICLE VI

CONDUCT PRIOR TO THE EFFECTIVE DATE

6.1             Conduct of Business by Peerlogix and Realco. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Date (as herein defined), the Shareholders, on behalf of Peerlogix, and Realco shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present managers, officers and employees, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as permitted or required by the terms of this Agreement, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Date, Peerlogix and Realco shall not do any of the following:

(a)          Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b)          Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c)          Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of Peerlogix or Realco or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall Peerlogix or Realco license on an exclusive basis or sell any Intellectual Property of Peerlogix or Realco, as applicable;

(d)          Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e)          Except as provided herein., purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or Shareholders interest of Peerlogix and Realco, as applicable;

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(f)          Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock, or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock or Shares, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock, shares or convertible or exchangeable securities;

(g)          Except as provided herein or as disclosed to the other party, amend its Charter Documents;

(h)          Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Realco or Peerlogix, as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party's ability to compete or to offer or sell any products or services;

(i)          Sell, lease, license, encumber or otherwise dispose of any properties or assets, except sales of inventory in the ordinary course of business consistent with past practice and, except for the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of such party;

(j)          Incur any indebtedness for borrowed money in excess of $1,000 in the aggregate, or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Realco or PEERLOGIX, as applicable, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k)          Except as provided herein, adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any manager, director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its managers, directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l)          (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the most recent financial statements (or the notes thereto) of Peerlogix or of Realco, as applicable, or incurred since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which PEERLOGIX is a party or of which Peerlogix is a beneficiary or to which Realco is a party or of which Realco is a beneficiary, as applicable;

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(m)          Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Contract of Peerlogix or Realco, as applicable, or other material contract or material agreement to which Peerlogix or Realco is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n)          Except as appropriate to fairly represent Peerlogix’s financial condition or results of operations, revalue any of its assets or adjust its revenue or expenses;;

(o)          Incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $1,000 in any 12 month period;

(p)          Settle any litigation for a total sum of greater than $10,000.00;

(q)          Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(r)          Form, establish or acquire any Subsidiary;

(s)          Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans; or

(t)          Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.1 (a) through (s) above.

ARTICLE VII
Covenants

7.1          Blue Sky Laws.

Realco shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Realco Stock in connection with this Agreement.

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7.2          Fees and Expenses.

All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses. Realco shall not be responsible for any fees and expenses incurred by it or its officers, directors or security holders on or prior to the Closing Date in connection with the Share Exchange contemplated by this Agreement.

7.3          Filing of Form 8-K and Super 8-K.

Realco shall file a Form 8-K with the SEC upon execution hereof and shall, within four (4) business days of the Effective Date, a Super Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Share Exchange and including the requisite audited consolidated financial statements of PeerLogix and the requisite Form 10 disclosure regarding PeerLogix and its subsidiaries.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1          Termination.

This Agreement may be terminated at any time prior to the Closing:

(a)          by mutual written agreement of Realco and PeerLogix;

(b)          by either Realco or Peerlogix if the Transaction shall not have been consummated by August 31, 2015 (“Closing Deadline”) for any reason;

(c)          by either Realco or PeerLogix if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, which order, decree, ruling or other action is final and nonappealable;

(d)          by Peerlogix, upon a material breach of any representation, warranty, covenant or agreement on the part of Realco set forth in this Agreement, or if any representation or warranty of Realco shall have become materially untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Realco’s representations and warranties or breach by Realco is curable by Realco prior to the Effective Date, then the Shareholders may not terminate this Agreement under this Section 7.1(d) for thirty (30) days after delivery of written notice from Shareholders to REALCO of such breach, provided REALCO continues to exercise commercially reasonable efforts to cure such breach (it being understood that Shareholders may not terminate this Agreement pursuant to this Section 7.1(d) if they shall have also materially breached this Agreement or if such breach by REALCO is cured during such thirty (30)-day period);

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(e)          by PeerLogix if Realco has net cash assets of less than $2,000,000 on the Closing Date; or

(f)          by Realco, upon a material breach of any representation, warranty, covenant or agreement on the part of Peerlogix set forth in this Agreement, or if any representation or warranty of Peerlogix shall have become materially untrue, in either case such that the conditions set forth in Article V would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Peerlogixs' representations and warranties or breach by Peerlogix is curable by Peerlogix prior to the Effective Date, then Realco may not terminate this Agreement under this Section 7.1(e) for thirty (30) days after delivery of written notice from Realco to Peerlogix of such breach, provided Peerlogix continues to exercise commercially reasonable efforts to cure such breach (it being understood that Realco may not terminate this Agreement pursuant to this Section 7.1(e) if it shall have materially breached this Agreement or if such breach by Peerlogix is cured during such thirty (30)-day period).

8.2          Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon (or, if the termination is pursuant to Section 7.1(d) or Section 7.1(e) and the proviso therein is applicable, thirty (30) days after the party in breach fails to cure the breach) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and the Transaction shall be abandoned, except (i) as set forth in this Section 7.2, Section 7.3, and Article VIII (Miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement.

8.3          Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Transaction is consummated.

8.4          Extension; Waiver. At any time prior to the Effective Date, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX
Miscellaneous

9.1          All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

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If to Realco, to:

Realco International, Inc.

154 Thames Street

Newport, Rhode Island 02840

Attn: Jay Lasky

with a copy to:

Andrew I. Telsey, P.C.

12835 E. Arapahoe Road

Tower 1 Penthouse #803

Centennial, CO 80112

If to PeerLogix, to:

PeerLogix, Inc.

500 7th Ave., 17th Floor

New York, NY 10018

Attention: Will Gorfein, CEO

with a copy to:

Mitchell L. Lampert, Esq.

Robinson & Cole LLP

1055 Washington Boulevard

Stamford, CT 06901

If to the Shareholders at the addresses set forth in Annex A hereto.

9.2          Amendments; Waivers; No Additional Consideration.

No provision of this Agreement may be waived or amended except in a written instrument signed by PeerLogix, Realco and Shareholders holding a majority in interest of the PeerLogix Securities measured based upon the number of Shares they are expected to receive at the Closing. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to any Shareholder to amend or consent to a waiver or modification of any provision of this Agreement or any other documents related to the Share Exchange unless the same consideration is also offered to all Shareholders then holding the Shares.

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9.3          Replacement of Securities.

If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, Realco shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Realco of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, Realco may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

9.4          Remedies.

In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Shareholders, Realco and PeerLogix will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

9.5          Independent Nature of Shareholders’ Obligations and Rights.

The obligations of each Shareholder under this Agreement are several and not joint with the obligations of any other Shareholder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder under this Agreement. The decision of each Shareholder to acquire the Shares pursuant to this Agreement has been made by such Shareholder independently of any other Shareholder. Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such obligations or the Share Exchange. Each Shareholder acknowledges that no other Shareholder has acted as agent for such Shareholder in connection with making its investment hereunder and that no Shareholder will be acting as agent of such Shareholder in connection with monitoring its investment in the Shares or enforcing its rights under this Agreement. Each Shareholder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Shareholder to be joined as an additional party in any proceeding for such purpose. Each of PeerLogix and Realco acknowledges that each of the Shareholders has been provided with this same Agreement for the purpose of closing a transaction with multiple Shareholders and not because it was required or requested to do so by any Shareholder.

9.6          Limitation of Liability.

Notwithstanding anything herein to the contrary, each of Realco and PeerLogix acknowledges and agrees that the liability of a Shareholder arising directly or indirectly, under this Agreement or any other document related to the Share Exchange of any and every nature whatsoever shall be satisfied solely out of the assets of such Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of such Shareholder or any investor, shareholder or holder of shares of beneficial interest of such Shareholder shall be personally liable for any liabilities of such Shareholder.

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9.7          Interpretation.

When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

9.8          Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Share Exchange is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Share Exchange are fulfilled to the extent possible.

9.9          Counterparts; Facsimile Execution.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

9.10          Entire Agreement; Third Party Beneficiaries.

This Agreement, taken together with the PeerLogix Disclosure Letter and the other agreements and documents referred to herein, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Share Exchange and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

9.11          Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Delaware are mandatorily applicable to the Share Exchange.

9.12          Assignment.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Securities Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

REALCO INTERNATIONAL, INC.

By: /s/ Jay Lasky

Name: Jay Lasky

Title: Chief Executive Officer

PEERLOGIX TECHNOLOGIES, INC.

By: /s/ William Gorfein

Name: William Gorfein

Title: Chief Executive Officer

SHAREHOLDERS:

Signature block for individuals:	____________________________
Printed Name of Individual

____________________________
Signature of Individual

Signature block for entities:	____________________________
Printed Name of Entity

By:_________________________
Name: _______________________
Title: ________________________

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ANNEX A

Schedule of Securities Exchanged and Other Shares Delivered

	Name and Address of Shareholder	Number of Shares of PeerLogix Securities Exchanged	Total Number of Shares of Realco Stock to be Received
1	William Gorfein	6,662,042	6,662,042
2	Joshua Partridge	6,662,042	6,662,042
3	Rafford Bailey	676,097	676,097
4	Offer Attia	999,821	999,821
5	New World Merchant Partners LLC	1,000,000	1,000,000
6	John S.Lemak	25,000	25,000
7	Frederick Daniel Gabel	25,000	25,000
8	Leslie M. Clarke	100,000	100,000
9	GSB Holdings Inc.	100,000	100,000
10	Freeman Management Grp LLC	100,000	100,000
11	Gerald J. Quave Jr.	100,000	100,000
12	Charles Merkel	100,000	100,000
13	Lawrence Silverberg	100,000	100,000
14	Mark & Karen Getelman Fam	100,000	100,000
15	John Forrer	50,000	50,000
16	Francis E. Straw	100,000	100,000
17	Frederic Colman	50,000	50,000
18	Daniel Carty	100,000	100,000

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ANNEX B

Definitions

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“PeerLogix Constituent Instruments” means the corporate Charter and Bylaws of PeerLogix and such other constituent instruments of PeerLogix as may exist, each as amended to the date of this Agreement.

“PeerLogix Disclosure Letter” means the letter delivered from PeerLogix to Realco concurrently herewith.

“Consent” means any material consent, approval, license, permit, order or authorization.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, including but not limited to the SEC and FINRA.

“Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

“Realco Bylaws” means the Bylaws of Realco, as amended to the date of this Agreement.

“Realco Charter” means the Articles of Incorporation of Realco, as amended to the date of this Agreement.

“Realco Disclosure Letter” means the letter delivered from Realco to PeerLogix concurrently herewith.

“SEC” means the Securities and Exchange Commission.

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“Securities Act” means the Securities Act of 1933, as amended.

“Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

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